EXHIBIT 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Plan of Vocus, Inc. and in the related Prospectus of our report dated October 18, 2006 with respect to the financial statements of PRWeb International, Inc. as of December 31, 2004 and 2005, and for each of the years then ended, included in this Current Report (Form 8-K/A) of Vocus, Inc. dated August 4, 2006.
/s/ Ernst & Young LLP
McLean, VA
October 18 2006